Exhibit 99.1

LIVEXLIVE TO ACQUIRE E-COMMERCE MERCHANDISE COMPANY

CUSTOM PERSONALIZATION SOLUTIONS;

CPS RECORDED APPROXIMATELY $19 MILLION IN REVENUE IN 2019

After Successful Acquisition of PodcastOne, CPS Acquisition Is Expected to Expand and Diversify Revenue and to Be Accretive to EBITDA

Global Licensed Merchandise Market to Reach $400 Billion by 2023

Los Angeles, CA, October 27, 2020 – LiveXLive Media, Inc. (Nasdaq: LIVX) (“LiveXLive”), a global platform for livestream and on-demand audio, video and podcast content in music, comedy and pop culture, and owner of PodcastOne, announced today that it has signed a binding Letter of Intent to acquire 100% of the membership interests of Custom Personalization Solutions, LLC (“CPS”) in an all stock deal.

The transaction is valued up to $6 million, subject to a working capital adjustment. The proposed acquisition is expected to close by December 31, 2020, subject to customary and other closing conditions.

Founded in 2012 and headquartered in Addison, IL, CPS is a group of fast-growing web-oriented businesses specializing in the merchandise personalization industry. Owned and managed by top-notch partners with a combined 50 years of personalization experience, CPS has brought together its “Dream Team” of innovators and designers to create an assortment of personalized merchandise unlike anything in the market. CPS currently has 70 plus full-time employees

With the planned acquisition, LiveXLive will partner with the music and entertainment industry, as well as stars who have massive social media and marketing reach, to create and distribute unique and limited edition personalized clothing, jewelry, toys as well as virtual goods. Digital and physical distribution of merchandise is mainly online, but will also include numerous big-box retailers, like Walmart, which further opens up promotional and marketing opportunities for LiveXLive and its partners.

“The global licensed merchandise market is expected to reach $400 billion by 2023. This acquisition presents an immense opportunity for LiveXLive to leverage its audience, platform and artist and entertainment industry relationships to add commerce and specialized consumer product revenues to our music stack and help drive the transaction components of our flywheel business model,” said Robert Ellin, CEO and Chairman of LiveXLive. “By integrating social commerce into our live and original content, we intend to fulfill superfans dreams with personalized merchandise from their favorite artists and shows, directly to the consumer.”

“The worlds of custom merchandise, real time fulfillment and social commerce driven by celebrity and influencers have collided to create a perfect storm. LiveXLive represents the perfect partner for us to take advantage of this next wave,” said Scott Norman, CEO of CPS.

LiveXLive’s operating performance and consumer reach are showing impressive growth across virtually all meaningful performance metrics. The company continues to drive compelling original content, including pay-per-view (“PPV”) events, new artist-driven format and tentpoles, like LiveXLive’s recently announced The Lockdown Awards, across both LiveXLive and PodcastOne. The opportunity is expanding to monetize the company’s content multiple times and in multiple ways across numerous platforms, including carriers, automobiles, and OTT.

LiveXLive has the first talent-centric platform focused on superfans and building long-term franchises in audio music, podcasting, OTT linear channels, PPV, and livestreaming. Its model includes multiple monetization paths including subscription, advertising, sponsorship, merchandise sales, licensing  and ticketing. The company’s wholly-owned subsidiary, PodcastOne, generates more than 2 billion downloads annually across more than 300 podcasts. LiveXLive recently raised revenue guidance for its 2021 fiscal year based on strength in its core businesses.

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About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by” Live) is a global platform for livestream and on-demand audio, video and podcast content in music, comedy, and pop culture. LiveXLive, has streamed over 1400 artists since January 2020 and has become a go-to partner for the world’s top artists and celebrities, as well as music festivals concerts, including Rock in Rio, EDC Las Vegas, and many others. In April 2020, LiveXLive produced its first 48-hour music festival called “Music Lives” with tremendous success,which earned over 50 million views and over 5 billion views for #musiclives on TikTok on 100+ performances. LiveXLive’s library of global events, video-audio podcasts and original shows are also available on Amazon, Apple TV, Roku and Samsung TVs in addition to its own app, destination site and social channels. The Company’s wholly-owned subsidiary, PodcastOne, generates more than 2.1 billion downloads annually across more than 300 podcasts. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, Twitter at @livexlive, and YouTube.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing or acquisition and the timing of the closing of such proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of any proposed transaction will not occur; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; the effects of the global Covid-19 pandemic; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2020, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 14, 2020, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

For More Information:

LiveXLive Contact

The Rose Group

Lyndadorf@therosegrp.com

Isabela@Therosegrp.com

IR Contact:

310.529.2500

ir@livexlive.com

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